Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, no par value per share, of Wearable Devices Ltd., a company organized under the laws of Israel. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

July 27, 2026	J.B.D Innovation Ltd.

	By:	/s/ Nissim Daniel
	Name:	Nissim Daniel
	Title:	Chief Executive Officer

/s/ Nissim Daniel
Nissim Daniel

Victor Tshuva & Co. – Law Offices

	By:	/s/ Victor Tshuva
	Name:	Victor Tshuva
	Title:	Chief Executive Officer

/s/ Victor Tshuva
Victor Tshuva